Exhibit 9

(REPUBLICA ORIENTAL DEL URUGUAY – MINISTERIO DE ECONOMIA Y FINANZAS LETTERHEAD)

Montevideo, January 20, 2012

Securities and Exchange Commission
100 F Street N.E.
Washington, DC  20549
United States of America

Ladies and Gentlemen:

I have acted as Legal Counsel to the Ministry of Economy and Finance of República Oriental del Uruguay (the “Republic” or “Uruguay”) in connection with (a) the Republic´s offering pursuant to (i) a registration statement (File No. 333-151351), filed with the United States Securities and Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”) and (ii) a registration statement (File No. 333-175764) filed with the Commission under Schedule B of the Securities Act (the “Rule 462(b) Registration Statement” and, together with the Registration Statement, the “Registration Statements”), of Ps.25,376,000,000 aggregate principal amount of the Republic’s 4.375% UI Global Notes due 2028 (the “New Bonds”), which were issued on December 15, 2011, and (b) the Republic’s invitation (the “Exchange Offer”) to holders of the outstanding 5.00% UI Global Bonds due 2018 (the “Eligible Bonds”) to submit offers to exchange Eligible Bonds for the Republic’s 4.375% UI Global Notes due 2028 (the “Exchange Bonds” and, together with the New Bonds, the “Bonds”).  The Exchange Bonds issued in exchange for Eligible Bonds are consolidated, form a single series and are fully fungible with the New Bonds. The Bonds were issued under an Indenture dated as of May 29, 2003 (the “Indenture”) among the Republic, Banco Central del Uruguay (“Banco Central”), as financial agent of the Republic, and The Bank of New York Mellon (formerly, The Bank of New York), as trustee.

In arriving at the opinions expressed below, I have reviewed the following:

(i)
The Registration Statements, as amended as of December 5, 2011, the date on which the most recent Form 18-K/A was filed as an amendment thereto, insofar as they relate to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act); the related prospectus dated June 20, 2008, as filed with the Commission pursuant to Rule 424(b) under the Securities Act; the preliminary prospectus supplement pertaining to the New Bonds, dated December 5, 2011, as filed with the Commission pursuant to Rule 424(b) under the Securities Act; the related prospectus supplement pertaining to the New Bonds, dated December 5, 2011, as filed with the Commission pursuant to Rule 424(b) under the Securities Act; the related prospectus supplement pertaining to the New Bonds, dated December 12, 2011, as filed with the Commission pursuant to Rule 424(b) under the Securities Act; and the related prospectus supplement related to the Exchange Bonds dated December 6, 2011 as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference in each of them.

(ii)	a copy of the executed Indenture;

(iii)	a copy of the Bonds in global form, as executed by the Republic;

(iv)	all relevant provisions of the Constitution of Uruguay and all relevant laws and orders of each of Uruguay and Banco Central, under which the issuance of the Bonds has been authorized, including but not limited to the following (English translations of which are attached as exhibits hereto):

	1)	the Constitution of República Oriental del Uruguay, in particular Articles 85(6) and 196,

	2)	Law No. 16,696 dated March 30, 1995, in particular Articles 3(b), 7(c) and 50, as amended by Law No. 18,401 dated October 24, 2008, Law No. 18,643 dated February 9, 2010 and Law No. 18,670 dated July 20, 2010; and

	3)	Law No. 17,947 dated December 27, 2005, as amended by Law No. 18,519 dated July 15, 2009 and Law No. 18,834 dated on November 4, 2011;

(v)	the following decree and resolution of the Republic and Banco Central, respectively, under which the issuance of the Bonds has been authorized (translations of which are attached as exhibits hereto):

	1)	Decree No. 423/011 of the Executive Power of the Republic, dated December 5, 2011;

	2)	Resolution No. 4177 of the Ministry of Economy and Finance, dated December 5, 2011; and

	3)	Resolution No. 4235 of the Ministry of Economy and Finance, dated December 12, 2011;

(vi) all such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.

It is my opinion that under, and with respect to, the present laws of the Republic, the Bonds have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to Amendment No. 3 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2010.  In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statements, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

  /s/ María Rosa Longone
Dra. María Rosa Longone
Counsel to the Ministry of
Economy and Finance of the
Republic of Uruguay

EXHIBITS

NATIONAL CONSTITUTION

English translation of excerpt

Article 85. It is within the scope of the General Assembly:

To authorize, at the request of the Executive Power, the National Public Debt, consolidate the same, designate its guarantees and regulate the public credit, being it required in the first three cases, the absolute majority vote of all the members of each Chamber.

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Law No. 16,696

English Translation of Relevant Provisions

Article 3. (Purposes). The purposes of the Central Bank of Uruguay shall be:

          (a) To ensure the stability of national currency.

          (b) To ensure the normal functioning of local and foreign payments.

          (c) To maintain an appropriate level of international reserves.

          (d) To promote and maintain the soundness, solvency and appropriate functioning of the national financial system.

     In the exercise of these purposes the Bank shall seek coordination with the directors of economic policy within the competence of Executive. If the bank considers that any decision substantially affects the purposes attributed to it hereunder, it may maintain its position, informing the Executive thereof for the pertinent purposes in compliance with the procedure established in article 197 of the Constitution.

Article 7. (Authorities). The authorities of the Bank shall be conducive to fulfillment of the purposes indicated in article 3.

In this sense the Bank:

          (c) Shall act as the government’s economic advisor, bank and financial agent.

   Article 50.   (Administration of the public debt and loans). The Bank shall be responsible, under the terms and conditions agreed to with the Executive, for the issuance and management of public securities with State guarantees and, in this sense, shall negotiate directly with the public.

     The Bank shall fulfill the duties of administration of the service of internal and external Public Debts, Treasury Bills and Treasurer Bonds, and international loans.

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Law Nº 17,947

English Translation

The Senate and the Chamber of Representatives

of the Republic of Uruguay

having met together as General Assembly

DECREE:

ARTICLE 1. For the purpose of the present law Public Debt is formed by net liabilities — according to the current measurement criteria of the Central Bank of Uruguay — in charge of Central Government; the Central Bank of Uruguay; the National Railway Administration; the National Fuel, Alcohol, and Portland Administration; the National Port Administration; the National Postal Administration; the National Telecommunications Administration; the National Colonization Institute; the Administration of State Sanitary Works; the National Administration of Electric Works and Transmission; the Social Security Bank and the State Insurance Bank.

For the purpose of determining the net debt the monetary stock shall be included as a liability.

ARTICLE 2. The Executive Authority is hereby authorized to issue national public debt provided the increase of net public debt in each fiscal year with respect to the last working day of the previous year does not exceed the following amounts;

A)   US$ 325.000.000 (three hundred and twenty five million United States dollars) for the fiscal year 2006.-

B)   US$ 300.000.000 (three hundred million United States dollars) for the fiscal year 2007.-

C)   US$ 275.000.000 (two hundred and seventy five million United States dollars ) for the fiscal year 2008.

D)   US$ 250.000.000 (two hundred and fifty million United States dollars) for the fiscal year 2009.

ARTICLE 3. The ceilings set forth in the foregoing articles may be adjusted with respect to the amounts that be equivalent of:

A)   The increase of net public debt originating in the substantiation of the collateral supplied by the Ministry of Economy and Finance, for the debt that the Mortgage Bank of Uruguay has with the Bank of the Republic of Uruguay, as per the agreement between the Ministry of Economy and Finance and the Bank of the Republic of Uruguay, dated 12 February 2004 and its amendment dated 29 September 2004.-

B)   The changes in net debt derived from legal action involving the State as a consequence of the 2002 financial crisis.

C)   Changes in net debt derived from the capitalization of public banks, as well as that resulting from modifications of financial asset evaluation, data coverage or reclassification of accounts.

ARTICLE 4. As from January 1st, 2009 and up to and until the new law on borrowing be enacted, the net public national debt may be increased by a volume equivalent to US$ 250.000.000 (two hundred and fifty million United States dollars) for each fiscal year.

ARTICLE 5. The Executive Authority may exceed by as much as 50% the debt maximum amount established for any given year in such cases in which extraordinary and unforeseen factors so justify, reporting to the General Assembly and without this altering the ceiling set forth for the subsequent years.

The Executive Authority shall refrain from resorting to the powers as set forth in the previous paragraph for three consecutive fiscal years.

ARTICLE 6. For the purpose of controlling the debt ceiling as set forth in this act, the assets available and the liabilities incurred in a currency other than United States dollars shall be taken at the inter- bank selling rate of exchange in force at closure of the last working day of the preceding fiscal year for debts incurred prior to said date; and at the inter-bank selling rate of exchange in force at the moment of entering into contract if said debt be incurred during the same fiscal year. The same criteria shall apply to debt denominated in indexed units, based on the arbitrage defined by the Central Bank of Uruguay.

ARTICLE 7. When the draft statement of accounts is presented, the Executive Authority shall report to the general Assembly regarding what use has been made of the ceiling set forth for public national debt.

ARTICLE 8. The evaluation of compliance with maximum amounts for the debt shall be made by resorting to the latest figures published by the Central Bank of Uruguay.

Sessions Room of the Chamber of Representatives, in Montevideo, on 27 December 2005.

(signed)        NORA CASTRO

President

MARTI DALGALARRONDO AÑON

Secretary

Presidency of the Republic of Uruguay

MINISTRY OF ECONOMY AND FINANCE

Montevideo, 08 January, 2006

Let it be executed, receipt thereof be confirmed, published and entered into the National Registry of Acts and Decrees.

(signed) Danilo Astori

Dr. Tabaré Vázquez

President of Uruguay

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DECREE No. 423/011

English Translation of Relevant Provisions

Montevideo, 05 Dec 2011

THE PRESIDENT OF THE REPUBLIC

DECREES:

ARTICLE 1. - The provision of the issue of Treasury Bonds in Uruguayan Pesos for up to the equivalent amount of U$S 2,000,000,000.00 (two billion dollars of the United States of America), which will be denominated “Global Bonds in Readjustable Pesos 6th Series”, with final amortization in 2028 and with redemption paid in the last years in equal and consecutive payments, that will be readjusted according to the variation in the value of the Indexed Unit, according to that defined in Law No, 17.761, of 12 May of 2004, payable in dollars of the United States of America. -

During the entire term of the Bonds, the readjustment of its value in pesos will be made according to the formula indicated in the aforementioned law, even when the formula for the calculation of the Indexed Unit will have been modified. -

The value of each Bond will not be inferior to $1.00 (one Uruguayan peso). -

Bonds shall be nominative and shall exhibit the printed signatures of the Minister of Economy and Finance and the Accountant General of the Nation. -

ARTICLE 2. - Interests accrued by Bonds shall be payable every semester in dollars of the United States of America, by converting the currency upon maturity date the amount of Uruguayan Pesos readjusted according to the value of the Indexed Unit. The first maturity date shall be at six months subsequent to Bond issue date.

ARTICLE 3. - That this is authorized the application of up to U$S 1,000,000,000.00 (one billion dollars of the United States of America) to the redemption of the Global Bonds detailed in the Cash Redemption Offer attached to said Decree, for the specified total price therein, excluding interest, according to the amounts, terms, and conditions that this Secretariat of State indicates, according to the offers received in accordance with the prospectus and other documents approved by therein.

ARTICLE 4. - That there is authorized the exchange of UI 2018 Global Bonds, in the amounts, terms, and conditions that the Minister of Economy and Finance indicates, according to the offers received, according to the prospectus and other documents approved by this one. The exchange will take place for the “Global Bonds in Readjustable Pesos 6th Series” referred to in Article 1 of the present, and by the limit there established.

ARTICLE 5. - The expenses of emission or another necessary outlay for the administration and positioning of Bonds by the Republic, will be imputable to the originating resources of the operations to be made.

ARTICLE 6. - The Ministry of Economy and Finance is authorized to negotiate, approve, and subscribe in representation of the Republic, the relevant contracts and documents that are required to the effects of operations arranged in this Decree. -

The representation of the State to that referred in the present article could be exerted indifferently by the Minister of Economy and Finance, Mr. Fernando Lorenzo, by the Vice-Minister Mr. Luis Porto or by Ms. Azucena Arbeleche.

ARTICLE 7. - Assign to Dr. Maria Rosa Longone and to Dr. Fernando Scelza are entrusted indifferently, in their status of Legal Counsel of the Ministry of Economy and Finance, with the writing and signing of the corresponding legal opinions. -

ARTICLE 8. - Assign to the General Director of the Ministry of Economy and Finance, Mr. Pedro Apezteguia and Ms. Susana Diaz are entrusted indifferently, for the expedition of the pertinent proofs and certifications. -

ARTICLE 9. - Be it notified, published, etc. -

(Signed) Fernando Lorenzo                                                                                   Mr. José Mujica
                                                          President of the Republic

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RESOLUTION No. 4,177 /2011
MINISTRY OF ECONOMY AND FINANCE

English Translation of Relevant Provisions

Montevideo, 5 December 2011

THE MINISTER OF ECONOMY AND FINANCE
RESOLVES:

1°) Be it established that the price of redemption of the debt securities of the Global Bonds emitted by the Republic, which are detailed in the Cash Redemption Offer, attached to the Decree N° 423/011 of December 5 2011, are those that are indicated in the mentioned document. -

2°) Proceed with the exchange of the “UI 2018 Global Bonds” that appear in the terms of the Exchange Offer that is enclosed as Annex I of the present Resolution, for the “Global Bonds in Readjustable Pesos 6th Series”, whose emission was arranged by the Decree indicated in the “IN VIEW OF” section of this Resolution. -

All the terms of the exchange and of the offer including the calculation of the ratio for the exchange are established in the denominated document “the Exchange Offer” that is attached to and comprises part of this Resolution, as Annex I. -

3°) Be approved both contracts denominated “Dealer Manager Agreement” and the denominated contract “Underwriter Agreement,” to be subscript with Citigroup Global Markets Inc. and HSBC Securities (USA) Inc., as well as the prospectus and other documents necessary to carry forward all the operations anticipated in the decree mentioned in the “IN VIEW OF” section of the present Resolution. -

4°) Be it notified, published, etc. –

(signed)                                                       Fernando Lorenzo
Minister of Economy and Finance

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RESOLUTION No. 4,235 /2011

MINISTRY OF ECONOMY AND FINANCE

English Translation of Relevant Provisions

Montevideo, 12 December 2011

Montevideo,

THE MINISTER OF ECONOMY AND FINANCE
RESOLVES:

1°) Proceed with the reopening of the emission of Treasury Bonds denominated “Global Bonds in Readjustable Pesos 6th Series,” accepting the offers received, to the completion of the amount authorized by Decree 423/2011. The Bonds will be consolidated, will form a single series and will be expendable with the Bonds previously referred to that will be emitted 15 December 2011 in accordance with the prospectus approved by the Republic.-

2°) Let there be approved the new contract denominated “Underwriting Agreement” to be subscribed with Global Citigroup Inc. Markets and HSBC Securities (the USA) Inc., as well as the prospectus and other documents necessary to carry forward the operation mentioned in the Article 1 that precedes it.-

3°) Be it established that the final amount of Global Bonds in Readjustable Pesos 6th Series that will be emitted by virtue of the operations set forth by Decree 423/2011, the Resolution of the Ministry of Economy and Finances of 5 December 2011, and the present Resolution, will be the equivalent of U$S 2,000,000,000.00 (two billion dollars of the United States of America), of which an amount equivalent to U$S 724,643,392.70 (seven hundred twenty-four million six hundred forty three thousand three hundred ninety two and seventy cents of dollars of the United States of America) will be destined to the operation of exchange.-

4°) Be it established that the final amount of cash that will be destined for the redemption authorized by Decree 423/2011 and set forth by the Resolution of this Ministry of 5 December 2011, will be of the equivalent one to U$S dollars of the United States of America).-

5°) Be it notified, etc. -

(signed)                                                       Fernando Lorenzo
Minister of Economy and Finance